Exhibit 10.10A

CONFIDENTIAL TREATMENT REQUESTED

Agreement No. AX-713 Supplement No. 1

SUPPLEMENTAL AGREEMENT

THIS AGREEMENT, made as of March 28, 2001 by and between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY (hereinafter called the “Port Authority”) and NEW YORK TELECOM PARTNERS, LLC (hereinafter called the “Permittee”),

WITNESSETH, That:

WHEREAS, the Port Authority and the Permittee heretofore and as of August 26, 1999 entered into an agreement identified by the Port Authority as Agreement Number AX-713 (which agreement, as the same may have heretofore been and hereby is supplemented and amended is hereinafter called the “TNAS Agreement”) covering certain privileges and obligations with respect to the installation, operation and maintenance of a wireless telecommunications network access system at Port Authority facilities as specified in the TNAS Agreement; and

WHEREAS, the TNAS Agreement grants the Permittee the right, on a non-exclusive basis, to install, operate and maintain an equal-access, in-building backbone facility in offices and nearby areas at the Port Authority World Trade Center towers (and elsewhere) for use by all interested wireless telecommunications service carriers (hereinafter, “Carrier Users”) offering telecommunications services to end user customers using mobile, portable or fixed wireless devices; and

WHEREAS, the Port Authority and the Permittee desire to amend the TNAS Agreement to further and more specifically provide for the Permittee’s implementation of the in-building backbone facility at the World Trade Center, to modify the permitted uses thereof and to otherwise amend the TNAS Agreement.

NOW, THEREFORE, for and in consideration of the covenants and mutual agreements herein contained, and effective as of the date first set forth above, the Port Authority and the Permittee hereby agree as follows:

Section 1.                                            WTC Fiber Backbone System

(a) The description of the non-exclusive equal-access, in-building fiber optic backbone facility in paragraph (d) of Section 2 of the TNAS Agreement is hereby amended to cover the buildings in the Port Authority World Trade Center (the “World Trade Center”) known as One World Trade Center (sometimes identified as the North Tower Building), Two World Trade Center (sometimes identified as the South Tower Building), Four World Trade Center

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(sometimes identified as the Southeast Plaza Building) and Five World Trade Center (sometimes identified as the Northeast Plaza Building) (the said buildings herein referred to, collectively, as the “WTC Facility”) and shall further be amended to include the capability to provide telecommunications services, including, without limitation, local and long distance “telephone usage (including switched, and dedicated outbound and toll-free calls, international calls, calling card calls and video services), T-1 line, T-3 line and OC 3 usage, internet port services, point-to-point circuit connections, asynchronous transfer mode and frame relay network port and circuit services and web hosting services, and other similar or related telecommunication services to end user World Trade Center office customers either as “WTC End Users” (as such term is defined below) or through Carrier Users, in either case using wired devices (as so modified, the backbone facility, for purposes of this Agreement, shall be referred to hereinafter as the “WTC Fiber Backbone System”). For all purposes of the TNAS Agreement except as hereinafter expressly provided, effective from and after the date first set forth above, the “System,” described in subparagraph (a)(i) of the TNAS Agreement, shall be deemed to incorporate and include the WTC Fiber Backbone System, and the WTC Facility shall be deemed to be a Port Authority Facility. The installation, operation and maintenance of the In-Building System are hereinafter collectively referred to as the “In-Building System Operations.”

(b)                                 A “Summary Basis of Design” of the WTC Fiber Backbone System prepared by the Permittee and approved by the Port Authority describing the technical standards for and attributes and features of the WTC Fiber Backbone System is annexed to the WTC Fiber Backbone Agreement as Exhibit “D” thereto, and is hereby incorporated by reference herein and made a part hereof.

(c)                                  The WTC Fiber Backbone System will be installed, operated and maintained by BRAM WTC, LLC (hereinafter, “BRAM”), a wholly owned subsidiary of Eureka Broadband Corporation (“EurekaGGN”), for the Permittee pursuant to the WTC Fiber Backbone Agreement (the “WTC Fiber Backbone Agreement”) a true copy of which is annexed to this Agreement as Exhibit “A” and hereby made a part hereof. Capitalized terms that are used but not defined herein shall have the meaning given to such terms in the TNAS Agreement, or if not defined therein in the WTC Fiber Backbone Agreement. The Port Authority hereby consents to the WTC Fiber Backbone Agreement. The Permittee will not amend the WTC Fiber Backbone Agreement without the prior written consent of the Port Authority. In the event the WTC Fiber Backbone Agreement is terminated in accordance with its terms by either party thereto, the Port Authority shall have the right to terminate the TNAS Agreement solely with respect to the WTC Fiber Backbone System unless, in the case of any termination other than a termination pursuant to Section 19(g) thereof, within sixty (60) days following the effective date of the termination of the WTC Fiber Backbone Agreement the Port Authority shall have consented to either (i) the Permittee installing, operating and maintaining the WTC Fiber Backbone System itself or (ii) a replacement WTC Fiber Backbone Agreement between the Permittee and an entity which is technically and financially qualified to install, operate and maintain the WTC Fiber Backbone System, the Port Authority agreeing not to unreasonably withhold its consent to such a replacement WTC Fiber Backbone Agreement. The Port Authority acknowledges and agrees that the WTC Fiber Backbone Agreement itself and BRAM’S operations and performance thereunder shall not constitute a breach or violation of Section 32 of the TNAS Agreement.

(d)                                 The consent of the Port Authority to the WTC Fiber Backbone Agreement is expressly conditioned on the provision by the Permittee and BRAM throughout the WTC Term of a contract of absolute and unconditional guaranty by EurekaGGN to the Port Authority

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of (i) the due and punctual payment of the fees and other monetary obligations of BRAM to the Permittee under the WTC Fiber Backbone Agreement and (ii) the full, faithful and prompt performance, observance and fulfillment of all the terms, covenants and conditions to be kept, observed, performed and fulfilled on the part of BRAM under the WTC Fiber Backbone Agreement. Such a contract of guaranty, in the form annexed to the WTC Fiber Backbone Agreement as Exhibit “J”, shall be executed simultaneously with the execution of this Agreement by the Permittee and the execution of the WTC Fiber Backbone Agreement by BRAM.

(e)                                  The Port Authority will make available to the Permittee two equipment rooms consisting of one equipment room on the seventh floor of the North Tower Building and one equipment room on the seventh floor of the South Tower Building collectively constituting approximately One Thousand Two Hundred (1,200) square feet (collectively the “Space” which shall be deemed to comprise a part of the System) at the World Trade Center for use solely in connection with the installation and operation of equipment for the WTC Fiber Backbone System at no rental charge throughout the Term. The Permittee shall accept the Space in its “as is” condition and shall promptly repair any damages thereto or to any other Port Authority property therein caused by its operations. The Port Authority shall have the right, upon forty-eight (48) hours notice to the Permittee or at any time in the case of an emergency, and as often as it considers necessary, to inspect the Space and (without any obligation to do so) to make repairs, and in the event of emergency to take such action as may be required for the protection of persons or property.

(f)                                    The Port Authority, by its officers, employees, representatives, contractors, licensees, and their employees, shall have the right for the benefit of the Port Authority, or the Permittee and/or for the benefit of others than the Permittee to maintain existing and future heating, water, gas, electricity, sewerage, drainage, fire protection sprinkler, ventilating, refrigerating, fuel and communication systems and other such service systems including all tubes, pipes, lines, mains, wires, conduits and equipment on or about the Space and to enter upon the Space at all reasonable times and to make such repairs, replacements and alterations as may, in the reasonable opinion of the Port Authority, be deemed necessary or advisable, and, from time to time, to construct or install over, on, in or under the Space new tubes, pipes, lines, mains, wires conduits and equipment, provided, however, that the same shall be done so as to interfere as little as reasonably possible with the Permittee’s operations. Nothing in this Section shall or shall be construed to impose upon the Port Authority any obligations so to maintain or to make repairs, replacements, alterations or additions or any liability for failure so to do.

(g)                                 In addition to the Space, the Permittee shall have the right and the obligation to install vertical runs of Sumitomo “FutureFlex” conduit for fiber optic cables at locations to be reasonably designated by the Port Authority, as well as such horizontal runs as are appropriate to connect the aforesaid vertical runs, in the quantities generally designated in the Summary Basis of Design. The Permittee’s rights to the use of any area described in this paragraph (which areas are sometimes hereinafter referred to as the “common use areas”) shall extend only to the space within such area as is actually physically occupied by such conduits of the Permittee as are installed therein. The Permittee’s rights with respect to the WTC Fiber Backbone System shall constitute a license only and not an interest in real property, but such license shall continue in full force and effect throughout the term of this Agreement and shall expire without notice upon the expiration or sooner termination of this Agreement with respect to

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the WTC Fiber Backbone System. The Permittee shall have no other license to use any other portion of the World Trade Center (including, without limitation, the roofs thereof or any other vertical or horizontal pathways) except as specified in the TNAS Agreement, without the prior written consent of the Port Authority. The Permittee shall have all the same obligations and liabilities with respect to those portions of the common use area made available to it by the Port Authority hereunder as it has with respect to the Space hereunder.

(h)                                 The Port Authority shall use reasonable efforts to make its personnel available to assist the Permittee in gaining access to the common use areas of the WTC Facility made available by the Port Authority to the Permittee hereunder and the Port Authority shall not impose any charge to make such personnel available to the Permittee except that the Port Authority may impose a reasonable charge on the Permittee when it makes uniformed security guards available to the Permittee in connection with such access.

Section 2.                                            Use of the WTC Fiber Backbone System

(a)                                  The term “WTC System End-User” shall mean an entity who is not a Carrier User, having a lease, permit or other agreement with or consented to by the Port Authority for the occupancy of space or the exercise of privileges at the World Trade Center.

(b)                                 In addition to the obligations imposed on the Permittee to operate the System pursuant to paragraph (a) of Section 3 of the TNAS Agreement, the Permittee shall operate the WTC Fiber Backbone System so as to accommodate all interested Carrier Users and WTC System End-Users on a non-discriminatory basis up to the design capacity of the WTC Fiber Backbone System.

(c)                                  The limitation on the installation of voice, data or video transmission or reception equipment after June 30, 1998 set forth in the first sentence of Section 17 of the TNAS Agreement shall not be applicable to those portions of the World Trade Center served by the WTC Fiber Backbone System irrespective of whether any such third party telecommunications service provider furnishes telecommunications service through the use of the WTC Fiber Backbone System to WTC System End-Users on a wired or wireless basis.

(d)                                 In addition to the rights granted to the Permittee pursuant to paragraph (b) of Section 19 of the TNAS Agreement with respect to the use of the System, the Permittee may also, in the course of its business and the conduct of its operations under this Agreement, permit the use of the WTC Fiber Backbone System by Carrier Users and/or WTC System End-Users for the purposes described in paragraph (d) of Section 2 of the TNAS Agreement, as amended by the provisions of Section 1(a) hereof. Whether or not expressly set forth therein, all agreements between the Permittee and Carrier Users with respect to the use of the WTC Fiber Backbone System shall be (i) subject to the terms and conditions of this Agreement and (ii) subject to the prior written approval of the Port Authority which shall not be unreasonably withheld. The Permittee shall use its best efforts to make available to the Port Authority for inspection, upon its request made from time to time, copies of all existing agreements between a Carrier User and a WTC System End-User. To the extent commercially reasonable, the Permittee shall cause BRAM to install and use all equipment reasonably available and necessary to accurately determine each Carrier User’s gross receipts. It shall not be deemed discriminatory under the TNAS Agreement (i) to adjust the treatment of all Carrier Users prospectively, grandfathering the treatment of all Carriers Users who are parties to a Carrier Agreement at the time of such

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adjustment or (ii) treat Carrier Users in accordance with the terms of the “most favored nations” provision in Section 7.6 of the Carrier Agreement dated the date hereof among the Permittee, BRAM and EurekaGGN.

(e)                                  Subject to the provisions of Section 9(b) hereof, upon notice to the Permittee by the Port Authority that any of BRAM’s operations unreasonably interferes with the operations of the WTC Facility, the Permittee shall cause BRAM to forthwith cease such operations or otherwise cure such interference.

Section 3.                                            Term

The term of the permission granted hereunder to the Permittee to operate the WTC Fiber Backbone System shall commence on the date the Port Authority issues final approval of the Permittee’s Construction Application and complete plans and specifications for the WTC Fiber Backbone System for the North Tower Building (the said date being hereinafter referred to as the “WTC Commencement Date”) and shall, unless sooner terminated, expire on the first to occur of (i) the day preceding the fifteen(15th) anniversary of the WTC Commencement Date or (ii) December 31, 2016 (the said term sometimes in this Agreement called the “WTC Term”). Notwithstanding the provisions of Sections 4 and 34 of the TNAS Agreement, the Permittee shall not have any right to extend the term of the permission granted to the Permittee under this Agreement with respect to WTC Fiber Backbone System Operations.

Section 4.                                            Fees

I.                                         ACCESS FEE

The Permittee shall pay to the Port Authority a WTC Access Fee of [*] [*] on the date of the full execution of this Agreement.

II.                                     MINIMUM FEES

(a)                                  Subject to Section 12 hereof in the case of New Competition, the Permittee shall pay to the Port Authority minimum fees (the “WTC Minimum Fees”) separately for each Annual Period during the WTC Term for the privileges described in this Agreement at the annual rates set forth below, payable as follows:

(1)                                  With respect to the [*] Annual Period of the WTC Term, no WTC Minimum Fees shall be payable.

(2)                                  With respect to the portion of the WTC Term from and after the first anniversary of the WTC Commencement Date to the expiration date of this Agreement, in arrears, in quarterly installments commencing on the last day of the first month following the end of the calendar quarter in the calendar year 2002 during which quarter the first anniversary of the WTC Commencement Date occurs, and continuing on the last day of each January, April, July and October thereafter, including the first said date following the expiration date of this Agreement, in each case with respect to the calendar quarter ending on the last day of the preceding month. For example, the quarterly installment, if any, of the WTC Minimum Fees for the calendar quarter commencing January 1, 2003 and ending March 31, 2003 shall be payable on April 30, 2003. The TNAS Agreement is hereby amended to reflect that, solely with respect to the payment of the WTC Minimum Fee, it shall be an event under Section 20 of the TNAS

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Agreement entitling the Port Authority to terminate same if the Permittee shall fail, duly and punctually to pay the WTC Minimum Fee when due to the Port Authority and such failure continues for a period of fifteen (15) days (rather than the 10 days set forth in the TNAS Agreement) after the Permittee’s actual receipt of a notice of default thereof from the Port Authority.

[*]

(c)                                  The Permittee shall not be personally liable for the payment of the WTC Minimum Fees and the Permittee’s liability under the TNAS Agreement for payment of the WTC Minimum Fees shall be limited to and shall be enforceable only out of the WTC Gross

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Receipts actually in the possession and control of the Permittee, including without limitation WTC Gross Receipts received by the Permittee after the accrual of the obligation to remit the WTC Minimum Pee to the Port Authority, or receivable by the Permittee. The lien of any judgment against the Permittee in any proceeding instituted on, under or on connection with the failure to pay all or any portion of the WTC Minimum Fees shall not extend to any property owned by the Permittee other than WTC Gross Receipts actually in the possession and control of the Permittee at or after the commencement of such proceeding or receivable by the Permittee at or after such time, provided that with respect to each WTC Minimum Fee then due and owing to the Port Authority, the Permittee has remitted to the Port Authority all Gross Receipts received by the Permittee during the One Hundred Twenty (120) day period prior to the date such WTC Minimum Fee was due and payable to the Port Authority (whether such remittance was applied to that WTC Minimum Fee installment or any other.

III.                                 VARIABLE FEE

(a)                                  The Permittee shall pay to the Port Authority a WTC Variable Fee for each Annual Period during the WTC Term. The WTC Variable Fee shall be determined by ascertaining separately for each Annual Period the WTC Adjusted Gross Receipts Fee Component and subtracting from the amount thus determined, the WTC Minimum Fees payable for such Annual Period, including, without limitation, any applicable proration or equitable adjustment of such WTC Minimum Fees. No other proration of the WTC Variable Fee shall be applicable.

(b)                                 (i)  The WTC Variable Fee shall be payable in quarterly installments and computed, at the percentage rates set forth below, based on the reasonably determined projection of the amount to be due for the entire Annual Period prepared by the Permittee and approved by the Port Authority, such approval not to be unreasonably withheld, not later than sixty (60) days prior to the commencement of each Annual Period. The WTC Variable Fee shall be payable for each Annual Period in equal quarterly installments oh the last day of January, April, July and October, in each case with respect to the calendar quarter ending on the last day of the immediately preceding calendar month (for example, the Variable Fee shall be payable on July 31 for the calendar quarter April 1 to June 30) and for every calendar quarter or part thereof thereafter in any Annual Period during the WTC Term. The TNAS Agreement is hereby amended to reflect that, solely with respect to the payment of the WTC Variable Fee, it shall be an event under Section 20 of the TNAS Agreement entitling the Port Authority to terminate same if the Permittee shall fail, duly and punctually to pay the WTC Variable Fee when due to the Port Authority and such failure continues for a period of fifteen (15) days (rather than the 10 days set forth in the TNAS Agreement) after the Permittee’s actual receipt of a notice of default thereof from the Port Authority.

(ii)           Within sixty (60) days following the end of each Annual Period, the Permittee shall compute the actual amount of the WTC Adjusted Gross Receipts Fee Component for the Annual Period and compute the WTC Variable Fee. In the event the actual WTC Variable Fee shall exceed the total of the quarterly installments actually paid by the Permittee with respect to such Annual Period, the Permittee shall pay to the Port Authority the difference between the actual WTC Variable Fee for the preceding Annual Period and the total of the said quarterly installments paid by the Permittee. In the event the total of the said quarterly installments paid by the Permittee to the Port Authority shall exceed the actual WTC Variable Fee for the preceding Annual Period, the Port Authority shall credit the amount of such

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excess to the Permittee. In either such case, the required payment shall be made not later than ten (10) business days following the date of the notice from the Permittee to the Port Authority setting forth its computation of the actual WTC Variable Fee for the immediately preceding Annual Period.

IV.                                 FEE RELATED DEFINITIONS

“Annual Period” shall mean as follows: the period from the WTC Commencement Date to the first anniversary thereof shall be the [*] Annual Period, the period from the first anniversary of the Commencement Date to the next occurring December 31 shall be the [*] Annual Period, the period from the next occurring January 1 to December 31 shall be the [*] Annual Period and the period from each next occurring January 1 to December 31 shall be the next occurring Annual Period.

“WTC Adjusted Gross Receipts” shall mean, for each Annual Period, Gross Receipts reduced by the sum of: (i) Five Percent (5%) of WTC Gross Receipts for such Annual Period (which represents an allowance for administrative costs), and (ii) the annual amortization (with an allowance for interest equal to 11% per annum), over the remainder of the WTC Term, of capital expenditures made by the Permittee or BRAM, in an aggregate principal amount not to exceed Two Million One Hundred Thousand Dollars ($2,100,000), which expenses shall be of the type and approximately within the estimated amounts set forth on the construction cost budget attached to the WTC Fiber Backbone Agreement as Exhibit “F”.

“WTC Adjusted Gross Receipts Fee Component” shall mean:

(1)                                  For the [*] Annual Period to and including the [*] Annual Period: [*] of WTC Adjusted Gross Receipts.

(2)                                  For the [*] Annual Period, the [*] Annual Period and the [*] Annual Period, the [*] Annual Period and the [*] Annual Period: [*] of WTC Adjusted Gross Receipts.

“WTC Gross Receipts” shall mean all monies received or receivable in an Annual Period by the Permittee (unless and until any amount is deemed by BRAM to be uncollectible in accordance with generally accepted accounting principles) for the use, as provided in Section 1 of this Agreement, of the WTC Fiber Backbone System to be installed by the Permittee, pursuant to the provisions of Section 2, in the WTC Facility, including, without limitation, any monies received or receivable by the Permittee or BRAM relating to the use of, entrance to, or access to the WTC Fiber Backbone System or the fiber optic cable installation related thereto, and the proceeds from any sale by the Permittee of the Warrant (as defined in Section 10) or the common stock underlying the Warrant less the applicable exercise price, sales commissions and related charges, but excluding the NYTP Minimum Fee and the BRAM Shortfall Payment, each as defined in the WTC Fiber Backbone Agreement WTC Gross Receipts shall include all revenues from the use of the WTC Fiber Backbone System as aforesaid except for (i) any fees received by BRAM or the Permittee from tenants at the WTC as payment for services rendered connecting such tenants to the In-Building System through the construction of horizontal runs, and (ii) any sums collected and paid out for any sales tax, direct excise tax, or any governmental or regulatory fees or any other pass-through or ancillary fees that the Permittee is required by law to collect and upon which it derives no revenue or profit.

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V.                                     ACCRUAL OF WTC MINIMUM FEE

Notwithstanding any other provision of this Agreement including this Section 4, the Permittee shall not be obligated to make any quarterly payment of the WTC Minimum Fee to the extent such payment exceeds the WTC Adjusted Gross Receipts attributable to such quarter, provided, however, that the portion not paid shall accrue and bear interest at an annual floating rate equal to the prime rate (as published from time to time by the Citibank (NA.) or its successor) plus three percent (3%) (“Accrued Minimum Fees”). Accrued Minimum Fees shall be due and payable with each succeeding quarterly WTC Minimum Fee payment, but only to the extent that the WTC Adjusted Gross Receipts attributable to such later quarter exceed the greater of (i) the WTC Adjusted Gross Receipts Fee Component for such quarter or (ii) the WTC Minimum Fee for such quarter. The remaining portion of any Accrued Minimum Fees shall continue to be accrued but shall not become due and payable (even on termination) except to the extent set forth above, provided, however, that if at any time the Accrued Minimum Fees exceed an amount equal to (y) if prior to the expiration of the [*] Annual Period, the sum of Five Hundred Thousand Dollars ($500,000), or (z) if after the expiration of the [*] Annual Period, the WTC Minimum Fee for the current Annual Period, the Port Authority shall have the right to terminate this Agreement, as and to the extent it applies to the World Trade Center (subject to the Permittee’s rights under Section 7(b) hereof), and the WTC Fiber Backbone Agreement on 15 days written notice to BRAM and the Permittee, in which case the Permittee shall use its best efforts to cause BRAM to pay to the Port Authority the applicable amount described in (y) and (z) above (and only said amount) as a liquidated damage, as well as all other fees due hereunder for the quarterly period in which such termination occurs (pro rated through the termination date). After such termination, and subject to the Permittee’s rights under Section 7(b) hereof, the Permittee shall use its best efforts to cause BRAM to comply in full with its obligations under Sections 13 (solely with respect to actions or omissions occurring on or prior to the termination date), 23 (without exception for the BRAM Equipment), 30(iii) and 30(iv) of the WTC Fiber Backbone Agreement.

Section 5.                                            Installation of the WTC Fiber Backbone System

(a)                                  Section 7 of the TNAS Agreement shall not be applicable to the “WTC Fiber Construction Work” (as hereinafter defined) to be performed by the Permittee in connection with the WTC Fiber Backbone, System; in lieu thereof, the provisions of this Section 5 shall govern the WTC Fiber Construction Work in all respects. The Permittee shall perform, at its sole cost and expense, all installation work required to prepare the WTC Facility for the Permittee’s WTC Fiber Backbone System Operations in accordance with the Port Authority approved Construction Application (as hereinafter defined), including the installation of all transmitters, receivers, Sumitomo “FutureFlex” fiber optic conduit, fiber optic cabling and other equipment in the WTC Facility and the construction of all associated improvements in the WTC Facility appurtenant to the operation of the WTC Fiber Backbone System, except for the installation obligations of the Carrier Users under their Carrier Agreements (the work described in this Section 5 being hereinafter referred to as the “WTC Fiber Construction Work”). Installation of equipment by Carrier Users shall be subject to approval by the Port Authority in accordance with its usual procedures regarding the installation of such equipment.

(b)                                 (i)  The Permittee shall be responsible at its sole expense for retaining all architectural, engineering and other technical consultants and services as may be reasonably directed by the Port Authority for, and for developing, completing and submitting procedures for,

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the installation of all equipment and the construction of all improvements appurtenant to the operation of the WTC Fiber Backbone System. Prior to retaining any licensed architect, professional engineer or other technical consultant in connection with the WTC Fiber Contraction Work, the name or names of said licensed architect, professional engineer or other technical consultant shall be submitted to the Port Authority for its approval. The Port Authority shall have the right to disapprove, on a non-arbitrary and non-capricious basis, any licensed architect, professional engineer or other technical consultant who may be unacceptable to it and shall notify the Permittee of the basis for such disapproval, and shall approve in advance the Permittee’s contract with each such licensed architect, professional engineer or other technical consultant, which approval shall not be unreasonably withheld, delayed or conditioned. The Port Authority hereby approves the retention by the Permittee of BRAM in connection with the performance of the WTC Fiber Construction Work.

(ii)                                  (1) Prior to the commencement of any WTC Fiber Construction Work at any building of the WTC Facility, the Permittee shall submit to the Port Authority for its approval a Tenant Alteration Application (hereinafter called the “Construction Application”), in the form supplied by the Port Authority, and containing such terms and conditions as the Port Authority may include, setting forth in detail by appropriate plans and specifications the WTC Fiber Construction Work the Permittee proposes to perform at such WTC Facility building and the manner of and time periods for performing such work, as more particularly described in Section 5(c) below. The data to be supplied by the Permittee shall identify separately each of the items constituting the WTC Fiber Construction Work and shall describe in detail the improvements, fixtures, equipment, and systems to be installed by the Permittee. The plans and specifications to be submitted by the Permittee shall be in sufficient detail for a contractor to perform the WTC Fiber Construction Work and shall bear the seal of a licensed architect or professional engineer who shall be responsible for the administration of the WTC Fiber Construction Work in accordance with the Port Authority’s requirements. In connection with the review by the Port Authority of the Permittee’s submission under this Section 5, the Permittee shall submit to the Port Authority, at the Port Authority’s request, such additional data, detail or information as the Port Authority may require for such review. The Port Authority shall not impose a fee for its review of the Construction Application. Following the Port Authority’s receipt of the Permittee’s Construction Application, the Port Authority shall give its written approval or rejection thereof, or shall request such modifications thereto as the Port Authority may find necessary or appropriate. The Permittee shall not engage any contractor or permit the use of any subcontractor unless and until each such contractor or subcontractor, and the contract such contractor or subcontractor is operating under, have been approved by the Port Authority. The Permittee shall include in any such contract or subcontract such provisions as are required pursuant to the provisions of this Agreement and the Construction Application approved by the Port Authority, including, without limitation thereto, provisions regarding labor harmony. If there is any conflict between the terms of the Construction Application and the TNAS Agreement, the terms of the TNAS Agreement shall control.

(2)                                  The Port Authority shall review the Construction Application and all plans and specifications submitted by the Permittee therewith and will furnish its comments regarding the same to the Permittee within fifteen (15) business days after its receipt thereof. The Port Authority will also review and comment on any corrected, modified or amended plans and specifications resubmitted to the Port Authority by the Permittee within fifteen (15) business days after receipt of any such resubmission. The Permittee hereby agrees that the Port Authority shall have no responsibility, liability or obligation to the Permittee in the event the Port Authority

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fails to respond to any such submission or resubmission of the Construction Application by the Permittee within the time periods set forth above, including any obligation to provide a reimbursement, rent credit or other rent concession except as provided in subparagraph (3) below.

(3)                                  In the event the Port Authority does not furnish its comments upon the submission or resubmission of the first, and only the first, Construction Application (submitted by the Permittee) within the time periods set forth in subparagraph (ii) above, the Permittee may notify the Port Authority in writing that it proposes to terminate the TNAS Agreement with the effect of expiration solely with respect to the WTC Fiber Backbone System and if the Port Authority does not within ten (10) business days thereafter furnish its comments to the Permittee, then the Permittee may, upon ten (10) days prior written notice to the Port Authority, terminate the TNAS Agreement and the TNAS Agreement shall thereupon expire solely with respect to the WTC Fiber Backbone System as if it had expired on that date and the Port Authority shall refund the WTC Access Fee to the Permittee, and shall (as applicable) either refund the Security Deposit or return the letter of credit described in Section 13 below to BRAM.

(iii)                               (1) The Permittee hereby assumes the risk of loss or damage to all of the WTC Fiber Construction Work prior to the completion thereof and the risk of loss or damage to all property of the Port Authority, its lessees and permittees arising out of or in connection with the WTC Fiber Construction Work unless such loss or damage is caused by the gross negligence or willful misconduct of the Port Authority, its employees or agents. In the event of any such loss or damage, the Permittee shall forthwith repair, replace and make good the WTC Fiber Construction Work and the property of the Port Authority, its lessees and permittees. The Permittee shall, and shall require each of its contractors to indemnify the Port Authority and its Commissioners, officers, agents and employees from and against all claims and demands, just or unjust, by third persons (including the Commissioners, officers, agents and employees of the Port Authority) against the Port Authority and its Commissioners, officers, agents and employees, arising or alleged to arise out of the performance of the WTC Fiber Construction Work or based upon any of the risks assumed by the Permittee in this Agreement or any breach hereof, and for all loss and expense incurred by it and by them in the defense, settlement or satisfaction thereof, including without limitation thereto, claims and demands for death, for personal injury or for property damage, direct or consequential, whether they arise from acts or omissions of the Permittee, any contractors of the Permittee, the Port Authority, third persons, or from acts of God or the public enemy, or otherwise, excepting only claims and demands which result solely from the gross negligence or willful misconduct of the Port Authority occurring subsequent to commencement of the WTC Fiber Construction Work; provided, however, the Permittee shall not be required to indemnify the Port Authority where indemnity would be precluded by Section 5-322.1 of the General Obligations Law of the State of New York. The Permittee shall cause each such contractor and subcontractor to obtain and maintain in force such insurance coverage and performance bonds as the Port Authority may specify, including, without limitation, a contractual liability endorsement to cover the indemnity obligations assumed by the Permittee pursuant to the provisions of this paragraph.

(2)                                  If so directed, the Permittee shall at its own expense defend any suit based upon any claim or demand described in subparagraph (1) above (even if such suit, claim or demand is groundless, false or fraudulent), and in handling such it shall not, without obtaining express advance permission from the General Counsel of the Port Authority, raise any defense involving in any way the jurisdiction of the tribunal over the person of the Port

CONFIDENTIAL TREATMENT REQUESTED

Authority, tie immunity of the Port Authority, its Commissioners, officers, agents or employees, the governmental nature of the Port Authority or the provision of any statutes respecting suits against the Port Authority. The Permittee shall not be liable for any fees and expenses of separate counsel representing the Port Authority, other than the reasonable costs of investigation. The Permittee shall not be liable for any settlement of any action, proceeding or suit, which settlement is effected by the Port Authority without the prior written consent of the Permittee, which shall not be unreasonably withheld. If the Permittee shall not grant its consent as provided above, such action, proceeding or suit shall thereafter be defended by the Permittee, at its sole cost and expense, subject to the limitations set forth above in this subparagraph (2).

(iv)                              The WTC Fiber Construction Work shall be performed by the Permittee in accordance with the Construction Application and final plans and specifications approved by the Port Authority, shall be subject to inspection by the Port Authority during the progress of the WTC Fiber Construction Work and after the completion thereof, and the Permittee, upon direction from the Port Authority to do so, shall stop the performance of any portion of the WTC Fiber. Construction Work which is not being performed in accordance with the above and redo or replace at its own expense any WTC Fiber Construction Work not done in accordance therewith. The Permittee shall also supply the Port Authority with “as-built” drawings in such form and number as are reasonably requested by the Port Authority, and the Permittee shall keep said drawings current during the term of the permission granted under this Agreement. No changes or modifications to any WTC Fiber Construction Work shall be made without the prior consent of the Port Authority (other than routine, de minimus modifications that are consistent with Prudent Engineering and Operating Practice, notice of which is given to the Port Authority prior to the making of such modification).

(v)                                 Any dispute between the Port Authority and the Permittee regarding whether or not the Port Authority should approve any Construction Application submitted by the Permittee shall be handled pursuant to Section 26 of the TNAS Agreement.

(vi)                              The Permittee shall pay or cause to be paid all claims lawfully made against it by its contractors, subcontractors, material suppliers and workers, and all claims lawfully made against it by other third persons arising out of or in connection with or because of the performance of the WTC Fiber Construction Work, and shall cause its contractors and subcontractors to pay all such claims lawfully made against them, provided however, that nothing herein contained shall be construed to limit the right of the Permittee to contest any claim, of a contractor, subcontractor, material supplier or worker or other person, and no such claim shall be considered to be an obligation of the Permittee within the meaning of this paragraph unless and until the same shall have been finally adjudicated. The Permittee shall use commercially reasonable efforts to resolve any such claims and shall keep the Port Authority fully informed of its actions with respect thereto. Without limiting the generality of the foregoing, the Permittee shall use reasonable efforts to ensure that all of the Permittee’s construction contracts, (and for the purposes of this Agreement, the WTC Fiber Backbone Agreement shall not constitute a construction contract), in accordance with all Laws, provide as follows: “If (1) the Contractor fails to perform any of its obligations under this Contract, including its obligation to pay any claims lawfully made against it by any material supplier, subcontractor, worker or any other third person which arises out of or in connection with the performance of this Contract, (2) any claim just or unjust) which arises out of or in connection with this Contract is made against the Permittee, or (3) any subcontractor under this Contract fails to pay any claims lawfully made against it by any material supplier, subcontractor, worker

CONFIDENTIAL TREATMENT REQUESTED

or any other third person which arise out of or in connection with this Contract or if in the Permittee’s opinion any of the aforesaid contingencies is likely to arise, then the Permittee shall have the right, in its discretion, to withhold out of any payment (final or otherwise and even though such payments have already been certified as due) such sums as the Permittee may deem ample to protect it against delay or loss or to assume the payment of just claims of third persons, and to apply such sums as the Permittee may deem proper to secure such protection or to satisfy such claims. All sums so applied shall be deducted from the Contractor’s compensation. Omission by the Permittee to withhold out of any payment, final or otherwise, a sum for any of the above contingencies, even though such contingency has occurred at the time of payment, shall not be deemed to indicate that the Permittee does not intend to exercise its right with respect to such contingency. Neither the above provisions for the rights of the Permittee to withhold and apply monies nor any exercise or attempted exercise of, or omission to exercise, such right by the Permittee shall create any obligation of any kind to such material suppliers, subcontractors, workers or other third persons. Until actual payment is made to the Contractor, its right to any amount to be paid under this Contract (even though such payments have already been certified as due) shall be subordinate to the rights of the Permittee under this provision.”

(c)                                  (i)            The Permittee shall not commence any WTC Fiber Construction Work prior to the WTC Commencement Date and until the Construction Application and plans and specifications covering such work have been finally approved by the Port Authority. The Permittee recognizes that its obligation to pay fees, including, without limitation, the WTC Access Fee and the WTC Minimum Fee under this Agreement shall commence on the date of this Agreement even though the WTC Fiber Construction Work will not yet then have been commenced or completed.

(ii)                                  The Permittee shall submit a Construction Application for the WTC Fiber Construction Work at the North Tower Building within sixty (60) days following the execution of this Agreement and a Construction Application for the WTC Fiber Construction Work at the South Tower Building within one hundred fifty (150) days following the execution of this Agreement. In the alternative, the Permittee may, at its option, submit one Construction Application covering the WTC Fiber Construction Work to be performed at both the North Tower Building and the South Tower Building. The Permittee shall use its best efforts to commence the performance of the WTC Fiber Construction Work at the WTC Facility within fifteen (15) days following the approval of the Construction Application and shall diligently pursue the completion of the WTC Fiber Construction Work. The Permittee shall complete the installation of the WTC Fiber Construction Work in the North Tower Building on or before July 31, 2001 and in the South Tower Building on or before October 31, 2001. In the case of any WTC Fiber Construction Work at the Northeast Plaza Building or the Southeast Plaza Building, the Permittee shall be permitted to commence construction in either or both of such buildings until December 31, 2006, at which time its right and obligation to construct the In-Building System in such buildings shall expire. The Permittee may, at its option, submit a Construction Application covering the WTC Fiber Construction Work to be performed in the Northeast Plaza Building and/or a Construction Application covering the WTC Fiber Construction Work to be performed in the Southeast Plaza Building, or one application covering both. In addition, the Permittee shall be required to commence construction in each such building if either (i) at least ten percent (10%) of the tenants in such building, provided such tenants occupy at least fifteen percent (15%) of the rentable square feet of such building, have agreed to utilize the WTC Fiber Backbone System through Carrier Agreements with Carrier Users or otherwise; or (ii) tenants occupying at least twenty percent (20%) of the rentable square feet of such building have agreed

CONFIDENTIAL TREATMENT REQUESTED

to utilize the WTC Fiber Backbone System through Carrier Agreements with Carrier Users or otherwise. Any of the deadlines for completion of the WTC Fiber Construction Work set forth in this paragraph shall be subject to extension for causes or conditions beyond the control of Permittee, including without limitation any failure of the Port Authority to approve any Construction Application on a timely basis. With respect to the WTC Fiber Construction Work, the format of the certificate required pursuant to Section 8 of the TNAS Agreement shall be reasonably specified by the Port Authority in advance, and the categories required thereon shall be reasonably established by the Port Authority in advance.

(d)                                 The Permittee shall be solely responsible for the plans and specifications used by it and for the adequacy or sufficiency of such plans and specifications, and all the improvements, fixtures, and equipment depicted thereon or covered thereby, regardless of the consent thereto or approval thereof by the Port Authority or the incorporation therein of any Port Authority requirements or recommendations. The Port Authority shall have no obligation or liability in connection with the performance of any of the WTC Fiber Construction Work or for the contracts for the performance thereof entered into by the Permittee. The Permittee hereby releases and discharges the Port Authority, its Commissioners, officers, representatives and employees of and from any and all liability, claims for damages or losses of any kind, whether legal or equitable, or from any action or cause of action arising out of or in connection with the performance of any of the WTC Fiber Construction Work pursuant to the contracts between the Permittee and its contractors except for any of the foregoing caused solely by the gross negligence or willful misconduct of the Port Authority. The Permittee shall use commercially reasonable efforts to make arrangements for the extension to the Port Authority of all warranties extended or available to the Permittee or BRAM in connection with the WTC Fiber Construction Work.

(e)                                  (i)  As between the Permittee and the Port Authority, the Port Authority shall be and remain responsible for the clean-up, removal and disposal, response or remediation of any and all Hazardous Substances which were not placed at the WTC Facility by the Permittee or its officers, employees, guests, invitees and other representatives which could subject any Person to liability for costs of cleanup, removal, response or remediation under any Environmental Laws; provided however, the Port Authority shall have the right to direct the Permittee to alter, in a commercially reasonable manner (i.e., if an alteration or modification is less expensive than performing a clean-up, removal and disposal or a remediation), the location of any WTC Fiber Construction Work or otherwise modify, in a commercially reasonable manner (i.e., if an alteration or modification is less expensive than performing a clean-up, removal and disposal or a remediation), the plans and specifications for any WTC Fiber Construction Work in order to investigate the need for any clean-up, removal and disposal, response or remediation. The Permittee shall consult with the Port Authority prior to preparing its plans and specifications to minimize any disturbance to any Hazardous Substance.

(ii)           The Permittee shall promptly advise the Port Authority of any environmental findings by the Permittee during the performance of the WTC Fiber Construction Work which suggest that any Hazardous Substance has been or may be disturbed by the performance of the WTC Fiber Construction Work. The Port Authority shall have the right to direct the Permittee to stop the performance of the WTC Fiber Construction Work at any location where it is reasonably expected such work will disturb any Hazardous Substance. The Port Authority shall thereafter promptly commence the performance of any appropriate or required environmental testing at such location. The Port Authority and the Permittee shall

CONFIDENTIAL TREATMENT REQUESTED

promptly discuss appropriate modifications to the WTC Fiber Construction Work as provided in subparagraph (i), above.

(iii)                               As between the Permittee and the Port Authority, the Permittee shall be responsible for the clean-up, removal and disposal, response or remediation of any and all Hazardous Substances which could subject any Person to liability for costs of clean-up, removal, response or remediation under any Environmental Laws and which arise out of or result from (1) the use or occupancy of the WTC Fiber Backbone System by the Permittee or its officers, employees, guests, invitees, contractors and other representatives, of (2) any acts or omissions of the Permittee or any of the aforesaid in connection with the WTC Fiber Backbone System; provided that the Permittee shall not be responsible under this subparagraph (iii) with respect to any Hazardous Substances to the extent the Port Authority is responsible for such Hazardous Substances under subparagraph (i) above.

(f)                                    The Permittee understands that there may be other communications and utility lines and conduits located in portions of the WTC Facility where the Permittee will operate the WTC Backbone System. The Port Authority will use commercially reasonable efforts to (i) permit the Permittee to inspect the said portions of the WTC Facility prior to the commencement by the Permittee of the design of the WTC Fiber Backbone Facility and (ii) make available to the Permittee its records to the extent the same are available, in an effort to identify to the Permittee the location of such communication and utility lines which may interfere with the WTC Fiber Construction Work proposed by the Permittee. The Port Authority hereby disclaims any warranty or representation to the Permittee that such records are accurate. The Permittee agrees to design the Construction Work so as to eliminate or minimize the need for relocation of any such communications and utility lines.

(g)                                 Upon completion of the WTC Fiber Construction Work at (i) the WTC Facility, or (ii) separately with respect to (w) One World Trade Center, (x) Two World Trade Center, (y) the Northeast Plaza Building and (z) the Southeast Plaza Building, the Permittee shall supply the Port Authority with a certificate signed by a responsible officer of the Permittee and by the licensed architect or professional engineer who sealed the Permittee’s plans pursuant to the provisions of this Section certifying that all or one of the portions specified above, of the WTC Fiber Construction Work has been performed in accordance with the approved plans and specifications covering such work, in accordance with the provisions of this Agreement and in compliance with all applicable laws, ordinances, governmental rules, regulations and orders. The Port Authority will inspect the WTC Fiber Construction Work or a portion thereof as specified above at the WTC Facility and if the same has been completed as certified by the Permittee and the Permittee’s licensed architect or professional engineer, the Port Authority shall deliver a certificate to such effect to the Permittee within twenty (20) business days following the Port Authority’s receipt of such certification, subject to the condition that all risks thereafter with respect to the construction and installation of the WTC Fiber Construction Work or the portion thereof as specified above and any liability therefor for negligence or other reason shall be borne by the Permittee. The Permittee shall not use or permit the use of the WTC Fiber Backbone System or the portion thereof as specified above for the purposes set forth in this Agreement or conduct WTC Fiber Backbone System Operations until such certificate relating to all or a portion of the WTC Fiber Backbone System, as the case may be, is received from Port Authority.

(h)                                 Except as may otherwise be provided in the WTC Fiber Backbone Agreement with respect to equipment owned by BRAM and in agreements between the

CONFIDENTIAL TREATMENT REQUESTED

Permittee and Carrier Users and WTC System End-Users (subject in both cases to the consent of the Port Authority) with respect to equipment owned by Carrier Users or the WTC System End-Users as the case may be, title to all fixtures and equipment (as defined in the NYUCC) forming a part of the WTC Fiber Backbone System, including but not limited to the Sumitomo “FutureFlex” fiber optic conduit, shall immediately vest in the Port Authority upon the first to occur of affixation to the WTC Facility or the first use of such items in WTC Fiber Backbone System Operations. The Permittee or BRAM shall each have the right to install replacements for, and the right and the obligation to modify or repair, any or all of the foregoing fixtures and equipment forming a part of the WTC Fiber Backbone System. Title to such replacements shall vest in the Port Authority in the manner provided above. Title to the fixtures and equipment so replaced shall pass to the Permittee or to BRAM, as provided in the WTC Fiber Backbone Agreement. Title to WTC Fiber Backbone System software licenses, equipment warranties and service contracts, etc. to the extent the terms under which the Permittee or BRAM, as the case may be, has obtained the same, permit title therein to be transferred to the Port Authority, shall vest in the Port Authority upon the execution thereof or at the first possible time thereafter as title thereto may vest in the Port Authority. Title to all other assets forming a part of the WTC Fiber Backbone System, including all intangible assets, shall remain vested in the Permittee or BRAM, as provided in the WTC Fiber Backbone Agreement The Permittee shall promptly execute and deliver bills of sale and all other documents necessary or convenient in order to evidence the transfer of title to the Port Authority of all the items mentioned in this paragraph. The Port Authority hereby grants to the Permittee (and through the Permittee, to BRAM) an exclusive right to use all parts of the WTC Fiber Backbone System to which title is being conveyed to the Port Authority pursuant to this Section 5 (h), which use shall be in the manner permitted by this Agreement This right to use shall commence upon the vesting of title to the Port Authority as hereinabove provided and shall continue throughout the term of the permission granted to the Permittee to operate the WTC Fiber Backbone System.

(i)                                     The Port Authority shall provide to the Permittee and BRAM, promptly after the execution of this Agreement, a letter (i) stating that the Port Authority is a “public corporation” within the meaning of New York State Department of Taxation and Finance Regulation Section 529.2(a)(2) and New York Tax Law Section 1116(a)(1), and (ii) describing the proposed ownership and use of the equipment installed or to be installed pursuant to this Agreement and the WTC Fiber Backbone Agreement as part of the WTC Fiber Backbone System, which letter may be used by each of the Permittee and BRAM in its efforts to obtain a sales tax exemption from New York State Division of Taxation and Finance with regard to its purchase of such equipment.

Section 6.                                            In-Kind Services

Upon the written request by the Port Authority therefor, from time-to-time the Permittee or BRAM shall, at no charge, install, operate and maintain for use by the Port Authority or one or more affiliated entities designated by it, but not by the Net Lessee (as defined in Section 16) or any other assignee, successor or lessee of the Port Authority (including any assignee of its rights under the TNAS Agreement) unless expressly and specifically agreed to in writing by the Port Authority, a total of two fiber optic cable strands per floor to serve each floor then occupied by the Port Authority in the WTC Facility, or such of the above-described floors as may then be specified by the Port Authority; provided, however, in no event shall the Permittee or BRAM (i) be required to provide more than five (5) fiber optic strands in the aggregate or (ii) be responsible for the electronic connections at the end of each of the fiber optic strands.

CONFIDENTIAL TREATMENT REQUESTED

Section 7.                                            Termination of WTC Fiber Backbone Agreement

(a)                                  Notwithstanding anything contained in this Agreement to the contrary, pursuant to Section 19(h) of the WTC Fiber Backbone Agreement, BRAM shall have the right at any time, upon at least thirty (30) days notice to the Permitee and the Port Authority to terminate the WTC Fiber Backbone Agreement before the end of the Term, provided that before such termination is effective, BRAM satisfies the terms and conditions of such Section 19 (h), including without limitation, paying to the Port Authority on or prior to the date of termination, as liquidated damages, an amount (the “Port Authority Final Payment”) equal to the greater of (i) the sum of Five Hundred Thousand Dollars ($500,000), or (ii) an amount equal to the WTC Minimum Fee for the entire Annual Period in which the termination date occurs plus an amount equal to the WTC Minimum Fee for the immediately preceding Annual Period (without taking into account or off-setting any amounts otherwise due or paid by BRAM under the WTC Fiber Backbone Agreement prior to the date of such termination). Upon such termination and the satisfaction of the terms and conditions in such Section 19(h) and this paragraph, or upon a termination of the WTC Fiber Backbone Agreement pursuant to Section 19(a) thereof and the full compliance by BRAM with the requirements of the last sentence of such Section 19(a), the Port Authority shall return to BRAM (as applicable) any remaining Security Deposit or the letter of credit described in Section 13 below, and BRAM and EurekaGGN shall not have any further rights against or obligations to the Port Authority under the WTC Fiber Backbone Agreement (except as expressly set forth therein) and under the Nondisturbance Agreement. BRAM and EurekaGGN shall be entitled to rely on this Section 7(a) as third-party beneficiaries thereof.

(b)                                 If (i) BRAM exercises its right to terminate the WTC Fiber Backbone Agreement pursuant to Section 19(h) thereof and on or prior to the date of termination thereof pays the Port Authority Final Payment to the Port Authority, (ii) the WTC Fiber Backbone Agreement terminates pursuant to Section 19(a) thereof and BRAM complies in full with the requirements of the last sentence of such Section 19(a), or (iii) the WTC Fiber Backbone Agreement terminates pursuant to Section 5(VII) thereof and BRAM complies in full with the requirements of the last two sentences of such Section 5(VII), then upon such termination and the satisfaction of the terms and conditions in this paragraph, (y) the Port Authority shall return to BRAM any remaining Security Deposit or the related letter of credit, and (z) the Permittee shall not have any further obligations with respect to the World Trade Center and the WTC Fiber Backbone System (including without limitation any obligation to pay the fees required hereunder) under this Supplemental Agreement; provided, however, that the Permittee may elect in writing, delivered to the Port Authority within 30 days after such termination, to continue to operate the WTC Fiber Backbone System for the uses set forth in this Agreement on reasonable and customary terms and conditions to be determined by the Permittee and the Port Authority based on market conditions at the time of such termination. The parties agree to negotiate such terms and conditions in good faith and in a commercially reasonable manner and to set forth same in a written amendment or supplement to the TNAS Agreement to be entered into within 180 days after the date of such termination. If the parties hereto have complied with the provisions of this Section 7 but such amendment or supplement is not entered into within the aforementioned 180 day period, or if the Permittee does not elect to continue to operate the WTC Fiber Backbone System in accordance with the foregoing, then the Permittee shall comply with its obligations under Section 8(a) hereof (without exception for the BRAM Equipment).

CONFIDENTIAL TREATMENT REQUESTED

Section 8.                                            Surrender

(a)                                  Upon the expiration or termination of this Agreement, the Permittee covenants and agrees to yield and deliver the WTC Fiber Backbone System peaceably to the Port. Authority free and clear of any claim of ownership by the Permittee, including title to the Sumitomo “FutureFlex” fiber optic conduit and the rights to the Permittee’s agreement with BRAM, WTC Fiber Backbone System software licenses, equipment warranties, service contracts, etc., but excluding (i) all of the Permittee’s and BRAM’s equipment located in the Space, (ii) any equipment (but not fixtures or trade fixtures) connecting the Sumitomo “FutureFlex” fiber optic conduit with the equipment in the Space and (iii) any equipment owned by Carrier Users or WTC System End Users, all without any further act or deed by the Permittee. The Permittee shall promptly execute and deliver quitclaim assignments, bills of sale and all other equivalent documents necessary or convenient in order to evidence the rights of the Port Authority therein, including title to the Sumitomo “FutureFlex” fiber optic conduit, all WTC Fiber Backbone System software licenses, equipment warranties, service contracts, etc. Such right to use the WTC Fiber Backbone System shall not in any manner affect, alter or diminish any of the obligations of the Permittee under this Agreement. Upon the expiration or termination of this Agreement, the Permittee shall deliver the WTC Fiber Backbone System to the Port Authority promptly and in good condition, such reasonable wear excepted as would not adversely affect or interfere with its proper operation under this Agreement.

(b)                                 The Permittee shall have the right at any time during the WTC Term to remove a portion or portions of the WTC Fiber Backbone System consisting of equipment or other personal property from the WTC Facility, provided that the Permittee shall install suitable replacements therefor as is necessary for WTC Fiber Backbone System Operations. Furthermore, upon the expiration or sooner termination of this Agreement the Permittee shall promptly remove the WTC Fiber Backbone System, only if so directed by the Port Authority, and, only upon such removal, title to the Sumitomo “FutureFlex” fiber conduit shall thereupon vest in the Permittee and title to the electronic equipment forming a part of the WTC Fiber Backbone System, software licenses, equipment warranties, service contracts, etc. shall thereupon vest in BRAM, except as may be otherwise provided in the WTC Fiber Backbone Agreement, without any further act or deed by the Permittee or by BRAM, as the case may be. The Port Authority shall promptly execute and deliver bills of sale and all other documents necessary or convenient in order to evidence any such transfer of title to the Permittee or BRAM, as the case may be.

(c)                                  If the Permittee shall fail to remove the WTC Fiber Backbone System within One Hundred Twenty (120) days after receiving a written direction to do so from the Port Authority pursuant to the provisions of this Section, the Port Authority may remove the WTC Fiber Backbone System or a portion or portions thereof to a public warehouse for deposit or retain the same in its own possession, and, in either event, may dispose of the same as waste material or sell the same at public auction, the proceeds of which shall be applied first to the expenses of removal, storage and sale, and second to any sums owed by the Permittee to the Port Authority, with any balance remaining to be paid to the Permittee; if the expenses of such removal, storage and sale shall exceed the proceeds of sale, the Permittee shall pay such excess to the Port Authority on demand Without limiting any other term or provision of this Agreement, the Permittee shall indemnify and hold harmless the Port Authority, its Commissioners, officers, agents, employees and contractors from all claims of third persons arising out of the Port Authority’s removal and disposition of property pursuant to this

CONFIDENTIAL TREATMENT REQUESTED

paragraph, including claims for conversion, claims for loss of or damage to property, claims for injury to persons (including death), and claims for any other damages, consequential or otherwise.

Section 9.                                            Miscellaneous

(a)                                  The following sections of the TNAS Agreement shall each be inapplicable to the WTC Fiber Backbone System and, to the extent its activities are limited solely to those set forth in the WTC Fiber Backbone Agreement, BRAM: Section 41, “Non-Discrimination”, Section 42, “Affirmative Action” and Section 43 “Permittee’s Additional Ongoing Affirmative Action - Equal Opportunity Commitment”.

(b)                                 The Permittee recognizes that it is a special consideration for the Port Authority’s entering into this Agreement that the Permittee, without in any way limiting or modifying its obligations with respect to any other provision of the TNAS Agreement, hereby confirms that all the obligations assumed by the Permittee pursuant to Section 46 of the TNAS Agreement, including all references therein to objectionable interference, are fully applicable to WTC Fiber Backbone System Operations, provided, however that the obligation of the Port Authority contained in the second sentence of paragraph (b) of Section 46 shall not be applicable to any communications activity conducted by any Carrier Users or WTC System End Users on the WTC Fiber Backbone System. The Permittee understands that the Port Authority makes no representations with respect to the performance or operation of the WTC Fiber Network or any facilities installed by any entity in connection therewith and it makes no representation that installations or facilities of others at the World Trade Center will not interfere, electronically or otherwise, with such performance or operation. The Permittee understands that the Port Authority may install or may permit the installation by persons other than the Permittee of lines, cables, conduits and equipment in close proximity to cables, lines and equipment of the Permittee, Carrier Users and/or WTC End Users, and the Port Authority shall not be responsible or liable for any damage to or interference with the Permittee’s or BRAM’s wireless telecommunications installations caused by any of the Port Authority’s lines or other equipment, or by lines or other equipment of third parties. With respect to wired telecommunications installations, the Port Authority shall use its reasonable efforts not to interfere with the use and operation of the Permittee’s, Carrier Users’ or BRAM’s wired telecommunications services and equipment.

(c)                                  The Permittee hereby represents and warrants that the provisions of subparagraph (b)(ii)(l) of Section 25 of the TNAS Agreement are fully applicable with respect to the negotiation and execution of this Agreement as a supplement to the TNAS Agreement and that no approval by or consultation with the “Project Lender” (as such term is defined in said Section 25) shall be required in order to authorize or permit the Permittee to negotiate and enter into this Agreement with the Port Authority.

(d)                                 (i) Within thirty (30) days of the full execution and delivery of this Agreement, the Port Authority shall provide the Permittee with a list of the names, addresses and tenant contacts for each existing tenant in the WTC Facility, and shall send or permit the Permittee or BRAM to send to each such tenant a letter using the mailing list supplied by the Port Authority, in the form set forth on Exhibit “M” attached to the WTC Fiber Backbone Agreement (as the same may be modified (i) in the case of immaterial changes to correct grammar, tense, dates, names and similar matters, by 10 days’ notice to the Port Authority and

CONFIDENTIAL TREATMENT REQUESTED

(ii) in the case of all other modifications, by the mutual agreement of the Permittee, BRAM and the Port Authority), acknowledging the Permittee, BRAM and EurekaGGN and describing the WTC Fiber Backbone System. Upon the written request of the Permittee, the Port Authority shall also endeavor to promptly provide the Permittee with the name, address and tenant contact for each tenant who becomes a tenant in the WTC Facility in the future during the WTC Term. The Permittee and BRAM shall be permitted access to the WTC to solicit tenants of each WTC Facility in person during normal business hours.

(ii)                                  The Port Authority hereby consents to the following in connection with EurekaGGN’s promotional activities:

(1)                                  The Permittee, BRAM and EurekaGGN shall be entitled to state that the WTC Facility is a “EurekaGGN.GGN Lit Building,” and

(2)                                  The Permittee, BRAM and EurekaGGN shall be entitled to use either a rendering or a photograph of the WTC Facility in its promotional literature.

(e)                                  Any breach or default of the TNAS Agreement that would permit the termination of the TNAS Agreement pursuant to its terms by the non-breaching party shall not: (i) if such breach relates solely to the construction, operation, maintenance or use (or failure to properly perform same) of the WTC Fiber Backbone System, permit the non-breaching party to terminate the TNAS Agreement with respect to that portion of the System (the “Non-WTC System”) other than the WTC Fiber Backbone System and (ii) if such breach or default relates solely to the construction, operation, maintenance or use (or failure to properly perform same) of the Non-WTC System, permit the non-breaching party to terminate the TNAS Agreement with respect to the WTC Fiber Backbone System.

(f)                                    In the event of damage to the World Trade Center resulting from a casualty caused by the fault of any Carrier User or the officers, employees, agents, representatives, contractors, or invitees of any Carrier User or other persons doing business with any Carrier User, then, notwithstanding the provisions of Section 12(e) of the TNAS Agreement, the Permittee shall be entitled to the abatement of the WTC Minimum Fees payable hereunder in the same manner as the Minimum Fees are abated under Subsections 12(a) through 12(d) of the TNAS Agreement and, as applicable, a pro rata portion of the Security Deposit shall be released to BRAM or the face amount of the letter of credit provided for in Section 13(b) hereof shall be reduced pro rata in each instance, only for the period of such abatement. In addition, clause (i) of Subsection 12(a)(i) of the TNAS Agreement shall be and hereby is amended, solely as it relates to the WTC, to provide that the repairs or rebuilding of the WTC Facility in question shall include the re-building of the In-Building System for such WTC Facility by the Permittee or BRAM, provided that BRAM has diligently pursued such re-building).

(g)                                 The Permittee’s indemnification obligations under Section 13 of the TNAS Agreement shall be limited with respect to the World Trade Center to the extent indemnification of the Port Authority and its commissioners, members, officers, agents, representatives and employees is provided by BRAM under the WTC Fiber Backbone Agreement or a Carrier User under its Carrier Agreement.

(h)                                 Notwithstanding the provisions set forth in Section 32 of the TNAS Agreement, the Permittee’s obligations under the TNAS Agreement may be performed and its

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rights or privileges thereunder may be exercised by subcontractors unless the Port Authority objects thereto in writing.

(i)                                     Section 44(f) of the TNAS Agreement shall be and hereby is amended, solely as it relates to the WTC, to provide that no failure, delay, interruption reduction in any electrical service or services in the WTC for a continuous period of less than five days shall be or shall be construed to be an eviction of Permittee, shall be grounds for any diminution or abatement of the fees payable under the TNAS Agreement, or shall constitute grounds for any claim by the Permittee for damages, consequential or otherwise, unless due to the gross negligence or willful misconduct of the Port Authority, its employees or agents.

(j)                                     Section 10 of the TNAS Agreement shall be and hereby is amended, solely as it relates to the WTC, to provide that the Permittee’s obligations under clause (ii) thereof arise only upon notice from the Port Authority of the prohibited act or thing, in the same manner as BRAM’s obligations under Section 10 of the WTC Fiber Backbone Agreement.

Section 10.                                      Warrants

The WTC Fiber Backbone Agreement shall obligate BRAM to cause EurekaGGN to and EurekaGGN shall on the WTC Commencement Date enter into a Warrant Agreement with and issue to the Permittee a Warrant (the “Warrant”), both the Warrant Agreement and the Warrant being in the form attached to the WTC Fiber Backbone Agreement as “Exhibit E,” entitling the Permittee to purchase Two Hundred Eighteen Thousand Five Hundred Ninety-one (218,591) shares of the common stock of EurekaGGN at a purchase price of One Dollar and Twenty-Five Cents, ($1.25) per share.

Section 11.                                      Changes in Federal Regulation

If the laws, rules and regulations of the United States Government regarding the use and operation of the WTC Fiber Backbone System in effect as of the date of this Agreement are amended, supplemented, modified or repealed so as to grant to third parties rights of use and access to the WTC Fiber Backbone System, including the Sumitomo “FutureFlex” fiber optic conduit, other than through consensual agreements with the Permittee governing such use and operation, (each such amendment, modification or repeal being called in this Section an “Adverse Federal Regulatory Change”) then the Permittee shall be permitted to terminate the TNAS Agreement solely with respect to the WTC Fiber Backbone System upon Forty-five (45) days prior written notice to the Port Authority. This right of termination by the Permittee shall expire on the day preceding the second anniversary of such Adverse Federal Regulatory Change.

Section 12.                                      New Competition

(a)                                  New Competition shall mean any of the following:

(i)                                     Any Competitive Telecommunications Delivery System introduced by any Person for the first time into the WTC Facility after the WTC Commencement Date that is both:

(A)                              actively providing service to customers either (x) on forty (40) or more floors in the WTC Facility, or (y) to twenty-five percent (25%) or more of the tenants in the WTC Facility; and

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(B)                                competing with, the WTC Fiber Backbone System for the delivery of telecommunications services to tenants in the WTC Facility.

(ii)                                  Any change of Laws that has materially impaired the revenues generated from the WTC Fiber Backbone System.

(iii)                               Any mandate by a Governmental Authority which caused an involuntary (x) sale of all or a material portion of the WTC Fiber Backbone System, (y) lease of all or a material portion of the WTC Fiber Backbone System at less than fair market rates or (z) material reduction in rates charged by the Permittee for connectivity to the WTC Fiber Backbone System.

(b)                                 A “Competitive Telecommunications Delivery System” is characterized by a “shared” fiber infrastructure that delivers voice and/or data telecommunications products and services (such as local dial tone, long distance dial tone, internet access, frame relay, and virtual private network services) through the installation of a vertical fiber distribution infrastructure connecting, in the manner described below in this paragraph, more than eighty (80) floors in the WTC Facility. Such infrastructure as installed is capable of serving fifty percent (50%) or more of the tenants in the WTC Facility and consists of “Intermediate Distribution Frame Junction Boxes” (“IDFs”) on select floors of the building where the fiber is terminated. All the fiber running from the IDFs eventually traces back to one or more central locations within the building where it is cross-connected to voice and/or data equipment, such as switches, routers and voice aggregation devices. Such equipment is then connected to a central office for interconnection with the internet and/or the public switched telephone network.

(c)                                  Notwithstanding paragraphs (a) and (b) above, New Competition does not include the installation or operation of additional WTC Facility fiber riser cables by the Persons listed on Exhibit “L” attached to the WTC Fiber Backbone Agreement, including the successors or assigns of such Persons, having agreements, as such agreements may be amended, supplemented or replaced, with the Port Authority, in effect on the date of this Agreement, providing for the right to deliver telecommunications service to one or more WTC tenants.

(d)                                 In the event a Person seeks an agreement with the Port Authority providing inter alia for the installation and operation of building fiber riser cables to be used to provide telecommunications service to one or more third parties, the Port Authority hereby agrees that, at least thirty (30) days prior to authorizing the installation of any building fiber riser cables by such Person, it shall notify the Permittee of the identity of such Person and the general location of the proposed installation.

(e)                                  In the event there is New Competition, the WTC Minimum Fees shall be reduced for the balance of the Term by fifty percent (50%). This reduction in the WTC. Minimum Fees shall be triggered upon the first occurrence, and only upon the first occurrence, of New Competition.

Section 13.                                      Security Deposit or Letter of Credit

(a)                                  On the WTC Commencement Date, the Permittee shall cause BRAM to deposit with the Port Authority (and to keep deposited throughout the WTC Term) either (i) (x) until the expiration of the Fifth Annual Period, the sum of Five Hundred Thousand Dollars ($500,000) in cash, (y) until the expiration of the Tenth Annual Period, the sum of One Million

CONFIDENTIAL TREATMENT REQUESTED

Dollars ($1,000,000) in cash and during each Annual Period thereafter, cash in the aggregate amount equal to the WTC Minimum Fees for such Annual Period plus the amount of the WTC Minimum Fees for the next Annual Period, or (ii) bonds of the United States of America, or of the State of New Jersey, or of the State of New York, having a market value of the amount specified in each category above, as security for the full, faithfull and prompt performance of and compliance with, on the part of the Permittee and BRAM, all of the terms, provisions, covenants and conditions of this Agreement on their part to be fulfilled, kept, performed or observed (the “Security Deposit”). Bonds qualifying for deposit hereunder shall be in bearer form but if bonds of that issue were offered only in registered form, then BRAM may deposit such bond or bonds in registered form, provided, however, that the Port Authority shall be under no obligation to accept such deposit of a bond in registered form unless such bond has been re-registered in the name of the Port Authority (the expense of such re-registration to be borne by BRAM) in a manner satisfactory to the Port Authority in its reasonable discretion. BRAM may request the Port Authority to accept a registered bond in BRAM’s name and, if acceptable to the Port Authority, BRAM shall deposit such bond together with a bond power (and such other instruments or other documents as the Port Authority may require in its reasonable discretion) in form and substance satisfactory to the Port Authority in its reasonable discretion. In the event the deposit is returned to BRAM, any expenses incurred by the Port Authority in re-registering a bond to the name of BRAM shall be borne by BRAM. In addition to any and all other remedies available to it, the Port Authority shall have the right, at its option, at any time and from time to time, with or without notice, to use the deposit or any part thereof in whole or partial satisfaction of any of its claims or demands against the Permittee or BRAM. There shall be no obligation on the Port Authority to exercise such right and neither the existence of such right nor the holding of the deposit itself shall cure any default or breach of this Agreement on the part of the Permittee or BRAM. With respect to any bonds deposited by BRAM, the Port Authority shall have the right, in order to satisfy any of its claims or demands against the Permittee or BRAM, to sell the same in whole or in part, at any time and from time to time, with or without prior notice at public or private sale, all as determined by the Port Authority, together with the right to purchase the same at such sale. The proceeds of every such sale shall be applied by the Port Authority, first to the costs and expenses of the sale (including but not limited to advertising or commission expenses) and then to the amounts due the Port Authority from the Permittee or BRAM. Any balance remaining shall be retained in cash toward bringing the deposit to the sum specified above. In the event that the Port Authority shall, in accordance with the terms hereof, at any time or times so use the deposit, or any part thereof, or if bonds shall have been deposited and the market value thereof is or shall have declined below the above-mentioned amount, the Permittee shall cause BRAM to, on demand of the Port Authority and within two (2) Business Days thereafter, deposit with the Port Authority additional cash or bonds so as to maintain the deposit at all times to the full amount above stated, and such additional deposits shall be subject to all the conditions of this Section. After the expiration or earlier termination of the WTC Term, and upon condition that the Permittee or BRAM shall then be in no way in default under any part of this Agreement, and upon written request therefor by BRAM, the Port Authority shall promptly return the deposit to BRAM, together with any interest earned thereon, less the amount of any and all unpaid claims and demands (including estimated damages) of the Permittee or BRAM by reason of any previous default or breach by the Permittee or BRAM of this Agreement or any part thereof. After the expiration or earlier termination of this Agreement with respect to any individual building within the WTC Facility, and upon condition that BRAM shall then be in no way in default under any part of this Agreement, and upon written request therefor by BRAM, the Port Authority shall promptly return a pro rata portion of the Security Deposit to BRAM (based on the total rentable square footage in such building compared to the total

CONFIDENTIAL TREATMENT REQUESTED

rentable square footage in the WTC Facility), together with any interest earned thereon, less the amount of any and all unpaid claims and demands (including estimated damages) of BRAM by reason of any previous default or breach, by the Permittee or BRAM of this Agreement or any part thereof. BRAM agrees that it will not as sign or encumber the deposit. BRAM agrees that it will not assign or encumber the deposit. The Port Authority shall be entitled to collect or receive any and all interest or income earned on bonds and interest paid on cash deposited in interest-bearing bank accounts, which amounts shall be held as additional security pursuant to and in accordance with the terms of this Section.

(b)                                 In lieu of the Security Deposit required pursuant to paragraph (a) of this Section, the Permittee may cause BRAM or its affiliate to deliver to the Port Authority, as security for all obligations of the Permittee and BRAM under this Agreement, a clean irrevocable letter of credit issued by a banking institution satisfactory to the Port Authority and having its main office within the Port of New York District, in favor of the Port Authority in the amount of (i) until the expiration of the [*] Annual Period, the sum of Five Hundred Thousand Dollars ($500,000), (ii) until the expiration of the [*] Annual Period, One Million Dollars ($1,000,000) and (iii) during each Annual Period thereafter, the aggregate amount equal to the WTC Minimum Fees for such Annual Period plus the amount of the WTC Minimum Fees for the next Annual Period. The form and terms of such letter of credit, as well as the institution issuing it, shall be subject to the prior and continuing reasonable approval of the Port Authority. A form of such letter of credit acceptable to the Port Authority as of the date of this Agreement is attached as Exhibit “K” to the WTC Fiber Backbone Agreement, and is hereby incorporated by reference herein and made a part hereof. Such letter of credit shall provide that it shall continue throughout the WTC Term and for a period of not less than six (6) months thereafter; such continuance may be by provision for automatic renewal every two years or by substitution of a subsequent reasonably satisfactory letter. Upon notice of cancellation of a letter of credit, the Permittee and BRAM agree that unless, by a date twenty (20) days prior to the effective date of cancellation, the letter of credit is replaced by security in the amount required in accordance with paragraph (a) of this Section or another letter of credit reasonably satisfactory to the Port Authority, the Port Authority may draw down the full amount thereof and thereafter the Port Authority will hold the same as security under paragraph (a) of this Section. Failure to provide and maintain such letter of credit at any time during the WTC Term which is valid and available to the Port Authority including any failure of any banking institution issuing any such letter of credit previously accepted by the Port Authority to make one or more payments as may be provided in such letter of credit, shall be deemed to be a breach of this Agreement on the part of the Permittee. Upon acceptance of such letter of credit by the Port Authority, and upon request by BRAM made thereafter, the Port Authority will return any Security Deposit theretofore made under and in accordance with the provisions of paragraph (a) of this Section. BRAM shall have the same rights to receive such deposit during the existence of a valid letter of credit as it would have to receive such sum upon expiration of this Agreement and fulfillment of the obligations of BRAM under this Agreement. If the Port Authority shall make any drawing under a letter of credit held by the Port Authority hereunder in accordance with the terms hereof, the Permittee shall cause BRAM to, on written demand of the Port Authority and within two (2) Business Days thereafter, to bring the letter of credit back up to its full amount. After the expiration of earlier termination of the WTC Term, and upon the conditions that the Permittee or BRAM shall then be in no way in default under any part of this Agreement and there shall not be any unpaid claims or demands (including estimated damages) by reason of any previous default or breach by the Permittee or BRAM of this Agreement or any part thereof, and upon written request therefor by the Permittee or BRAM, the Port Authority shall promptly return the letter of credit

*              CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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to BRAM. After the expiration or earlier termination of this Agreement with respect to any individual building within the WTC Facility, and upon the conditions that the Permittee or BRAM shall then be in no way in default under any part of this Agreement and there shall not be any unpaid claims or demands (including estimated damages) by reason of any previous default or breach by the Permittee or BRAM of this Agreement or any part thereof, and upon written request therefor by the Permittee or BRAM, the Port Authority shall promptly consent in writing to a pro rata reduction of the amount of the letter of credit (based on the total rentable square footage in such building compared to the total rentable square footage in the WTC.

(c)                                  No action by the Port Authority pursuant to the terms of any letter of credit, or receipt by the Port Authority of funds from any bank issuing any such letter of credit, shall be or be deemed to be a waiver of any default by the Permittee or BRAM under the terms of this Agreement and all remedies under this Agreement of the Port Authority consequent upon such default shall not be affected by the existence of or a recourse to any such letter of credit.

(d)                                 The Port Authority shall, on or before the execution of the Net Lease (as hereinafter defined), and subject to the terms of Section 16 hereof, transfer and assign to the Net Lessee all of the Port Authority’s right, title and interest in and to the security deposit or letter of credit paid or issued to the Port Authority under this Section, and shall pay any cash or bonds constituting the security deposit to the Net Lessee. In the event of a Foreclosure (as hereinafter defined), the Net Lessee shall transfer and assign to the Lender (as hereinafter defined) all of the Net Lessee’s right, title and interest in and to the security deposit or letter of credit paid or issued to the Net Lessee under this Section, and shall pay any cash or bonds constituting the security deposit to the Lender.

Section 14.                                      No Broker

The Permittee represents and warrants that no broker has been concerned in the negotiation of this Agreement or the implementation of the WTC Fiber Backbone System hereunder, including but not limited to the establishment of fees payable by the Permittee to the Port Authority therefor, and that there is no broker who is or may be entitled to be paid a commission in connection therewith. The Permittee shall indemnify and save harmless the Port Authority of and from any and all claims for commission or brokerage made by-any and all persons, firms or corporations whatsoever for services in connection with the negotiation and execution of this Agreement or the implementation of the WTC Fiber Backbone System hereunder, including but not limited to the establishment of fees payable by the Permittee to the Port Authority therefor.

Section 15.                                      Estoppel Certificates

At any time and from time to time, within Fifteen (15) days after the Port Authority’s request, the Permittee shall certify by written instrument, duly executed, acknowledged and delivered, to the Port Authority or any other person or entity specified by the Port Authority as to the following with respect to the TNAS Agreement, as it is hereby and may hereafter be extended, amended and supplemented (hereafter, in this Section, the “Then Current Agreement”):

(i)                                     That the Then Current Agreement is unmodified and in full force and effect or, if there have been modifications, that the same is in full force and effect as

CONFIDENTIAL TREATMENT REQUESTED

modified, and stating the modifications, and that there are no other agreements or understandings, whether written or oral, between the landlord and the Permittee with respect to the Then Current Agreement or any Port Authority Facility;

(ii)                                  The date of expiration of the then current term of the Then Current Agreement, and what (if any) rights of renewal, rights of cancellation, including options to purchase, rights of first offer, or rights of first refusal, the Permittee has;

(iii)                               The amounts of minimum fees, and all other fixed charges, payable under the Then Current Agreement, and the date through which all such fees and charges have been paid in advance;

(iv)                              Whether all payments (if any) to be made by the Port Authority or any Net Lessee (as defined in Section 16 below) to the Permittee for improvement work pursuant to the Then Current Agreement have been made;

(v)                                 Whether or not there are then existing any known set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions, or any modifications thereof of the Then Current Agreement, upon the part of the Permittee to be performed or complied with, and if so, specifying the same;

(vi)                              Whether the Permittee has sent to or received from the landlord a notice of default under the Then Current Agreement, and whether the Permittee has knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by the landlord under the Then Current Agreement;

(vii)                           The amount of any Security Deposit or the face amount of (and if known, the available amount under) any letter of credit held by-the Port Authority or any Net Lessee under the Then Current Agreement;

(viii)                        Whether the Permittee has assigned the Then Current Agreement, if it has any right to do so under the Then Current Agreement; and

(ix)                                Such other matters relating to the Then Current Agreement as the Port Authority may reasonably request

Section 16.                                      Subordination and Non-Disturbance

(a)                                  (i)   The TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, shall in all respects be and hereby is made subject to an agreement of lease (as the same may be entered into, amended and/or modified from time-to-time, the “Net Lease”) covering a leasehold interest in and to significant portions of the World Trade Center entered into (or to be entered into) by the Port Authority and a third party and its successors and assigns (the “Net Lessee”) on the condition that the Net Lessee shall execute such confirmatory instruments (the “Assumption Instruments”) as the Permittee shall reasonably require to evidence the Net Lessee’s agreement to assume the obligations of the Port Authority under the TNAS Agreement (other than its obligations under Section 5(i) hereof, which shall remain an obligation of the Port Authority), solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, and to confirm its receipt of the Security Deposit or the letter of credit pursuant to Section 13 hereof, and to be further bound by the

CONFIDENTIAL TREATMENT REQUESTED

provisions of this Section 16. The TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, shall in all respects be and hereby is made subject and subordinate to the lien of any security instrument executed by the Net Lessee in connection with a financing of the Net Lease by a bank or other financial institution (the “Lender”), on the condition execute a non-disturbance agreement with the Permittee (in form reasonably acceptable to the Permittee), as described in Section 16(b)(i) below. The Permittee hereby agrees, upon written notice of same by the Port Authority, to recognize that the Net Lessee may act in substitution for the Port Authority under the TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, and shall have all the rights and obligations of the Port Authority under the TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, except as is specifically provided below and provided that the Net Lessee shall execute the Assumption Instruments.

(ii)          The Port Authority hereby agrees to transfer to the Net Lessee (as applicable) the Security Deposit or the letter of credit pursuant to Section 13 hereof.

(iii)       In the event the Lender acquires or succeeds to the interests of the Net Lessee under the TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, by means of a foreclosure, deed in lieu of foreclosure or otherwise (“Foreclosure”), the Permittee hereby agrees, upon written notice of same by the Port Authority, provided the Security Deposit has been transferred to the Lender, to recognize the Lender or its authorized designee in substitution of the Port Authority under the TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, except as is specifically provided below and provided that the Lender shall execute such confirmatory instruments as the Permittee shall reasonably require to evidence the Lender’s agreement to assume the obligations of the Port Authority under the TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, and to confirm Lender’s receipt of the Security Deposit From and after such recognition, the Lender shall be bound to the Permittee under all of the terms, provisions, covenants and conditions of the TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, except that Lender shall not be: (v) liable for any act or omission, or obligated to cure any defaults, of any Net Lessee or any prior lender, which occurred prior to the date the Lender acquired or succeeded to the interests of the Net Lessee under the TNAS Agreement; (w) subject to any offsets or defenses that the Permittee may have against any Net Lessee or any prior lender, (x) bound by any amendment, modification or termination of the TNAS Agreement not executed prior to the date the Lender succeeded to the interests of Net Lessee, unless consented to in writing by the Lender; (y) bound by any payment of any minimum or variable fee paid to any Net Lessee for more than the then-current calendar quarter (unless the same is required pursuant to the WTC Fiber Backbone Agreement); and (z) obligated to refund any security deposit unless actually received by the Lender or its authorized designee. The Lender shall have no obligation, nor incur any liability to the Permittee beyond the Lender’s then-interest in the World Trade Center, and the Permittee shall each look exclusively to such interest of the Lender in the World Trade Center for the payment and discharge of any obligations that may be imposed on the Lender under the TNAS Agreement, solely as and to the extent the TNAS Agreement is applicable to the World Trade Center.

(b)                                 (i) The Net Lessee (and any Lender which acquires the Net Lessee’s interest through a Foreclosure) shall agree (in form reasonably satisfactory to the Permittee) to

CONFIDENTIAL TREATMENT REQUESTED

recognize the Permittee and the Permittee’s rights under the TNAS Agreement and shall agree that the Permittee’s rights and privileges under the TNAS Agreement shall not be disturbed during the term of the TNAS Agreement (and any renewals or extensions thereof), provided that the Permittee is not in default under the terms of the TNAS Agreement applicable thereto solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, beyond any applicable grace period, and complies with its obligations under this Section.

(ii)          In the event the Net Lease is terminated, the Port Authority shall recognize the TNAS Agreement as and to the extent the TNAS Agreement is applicable to the World Trade Center, and shall not disturb the rights and privileges of the Permittee under the TNAS Agreement (and any renewals or extensions thereof), provided that the Permittee is not in default under the terms of the TNAS Agreement solely as and to the extent the TNAS Agreement is applicable to the World Trade Center, beyond any applicable grace period, and complies with its obligations under this Section.

Section 17.                                      No Liability

Neither the Commissioners of the Port Authority nor any of them, nor any officer, agent or employee thereof, shall be charged personally by the Permittee with any liability, or held liable to it under any term or provision of this Agreement or because of its execution or attempted execution or because of any breach thereof.

Section 18.                                      Continuation in Effect

As hereby amended, all of the terms, covenants, provisions, conditions and agreements of the TNAS Agreement shall be and remain in full force and effect

Section 19.                                      Counterparts

This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 20.                                      Entire Agreement

This Agreement and the TNAS Agreement which it amends constitute the entire agreement between the Port Authority and the Permittee on the subject matter and may not be changed, modified, discharged or extended except by instrument in writing duly executed on behalf of both the Port Authority and the Permittee. The Permittee agrees that no representations or warranties shall be binding upon the Port Authority unless expressed in writing in the TNAS Agreement or in this Agreement

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IN WITNESS WHEREOF, the Port Authority and the Permittee have executed these presents, as of the date first above written.

ATTEST:		THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

[Illegible]		By:	[Illegible]
Secretary		Title:	DIRECTOR OF REAL ESTATE
(Seal)

NEW YORK TELECOM PARTNERS, LLC
ATTEST:
		By:	CONCOURSE COMMUNICATIONS GROUP, LLC

/s/ Sharon G. Knudsen		By:	/s/ Richard DiGeronimo
Name:	Sharon G. Knudsen		Richard DiGeronimo
Title:	Program Control Mgr		Chief Executive Officer

[SEAL]